Exhibit 10.12

March 8, 2017

Mr. Martin E. Cearnal
2525 West End Avenue, Suite 950
Nashville, TN 37203

Re:	Employment of Martin E. Cearnal as Executive Vice President, Chief Commercial Officer by Cumberland Pharmaceuticals Inc.

Dear Martin:

Effective January 1, 2017, this letter agreement (the “Agreement”) will evidence the terms and conditions under which you will be employed by Cumberland Pharmaceuticals Inc. (the “Company”) In consideration of your appointment as Executive Vice President, Chief Commercial Officer of the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Compensation. The Company agrees to compensate you as follows:

(a)    The Company agrees to pay you on a salary basis for services performed based on an annual rate of two hundred eighty-eight thousand seven hundred fifty dollars ($288,750.00), payable in arrears in equal monthly installments on the 25th day of each calendar month of 2017. For each year, thereafter, you will be paid on a salary basis for services performed based on an annual rate determined by the Company in its sole discretion; provided, however, that any obligation to make payments under this Section 1(a) will cease upon termination of your employment for any reason. Notwithstanding the foregoing, nothing in this Section 1(a) alters or is intended to alter the at-will nature of your employment as described in Section 3 of this Agreement.

(b)    You will be eligible to participate in any Company-wide employee benefits as approved by the Board of Directors. The terms of your eligibility and participation will be governed by the provisions of the employee benefit plans, as such plans may be amended from time to time in the discretion of the Company's Board of Directors.

(c)    You may be eligible for any Company bonus program, based upon performance in meeting your individual objectives and the Company’s overall performance, both as determined and approved by the Board of Directors of the Company. Any such bonus will be discretionary and will be subject to the terms of the applicable bonus program, the terms of which program may be modified from year to year in the sole discretion of the Company’s Board of Directors.

(d)    You will receive a grant of Cumberland Pharmaceuticals common stock, pursuant to a restricted stock agreement (RSA). Such shares will be subject to the RSA and the terms set forth in the incentive compensation plan under which they are awarded. You may, at the Company’s sole discretion, receive additional awards of Company equity, which will be subject to their designated agreements and the incentive compensation plans under which they are awarded.

(e)    Except as set forth in Section 2, the Company shall not be liable to you for any expense incurred by you unless you receive the Company's prior written consent to reimburse you for such expense.

1.Additional Payments. During the term hereof, you shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred in the performance of services in accordance with the expense reimbursement policy of the Company. Such reimbursement policy shall require adequate documentation by you of the expenses and payment by the Company of such amounts shall be made within a reasonable period after the close of the year in which the expenses were incurred.

3.    Employment at Will. This Agreement is not intended to and shall not be understood in any manner as affecting or modifying the at-will status of your employment with the Company. As an at-will employee either you or the Company may terminate the employment relationship at any time with or without cause or notice. The obligations of Sections 4, 5, 6, 7, 8, 10, 11 and 12 herein shall survive the termination of the employment relationship or of this Agreement.

4.    Confidentiality. All knowledge and information, not already available to the public, which you acquire, have acquired, or will acquire in the course of your employment with the Company with respect to the Company’s business, work methods, or pending regulatory matters, or other Company matters that are treated by the Company as confidential, shall be regarded by you as trade secrets, whether or not they are classifiable legally as trade secrets, and shall be treated by you as strictly confidential. Such knowledge and information shall not either directly or indirectly be used, disclosed, or made accessible to anyone by you for any purpose, except in the ordinary course of the Company’s business under circumstances in which you are authorized to use or disclose such information. No disclosures of such confidential information shall be made outside of those you are authorized to make in the regular and ordinary course of your duties unless and until you receive prior written permission of the Board of Directors of the Company to make such disclosure.

5.    Discoveries and Improvements. During the time that you are employed by the Company, all confidential information, trade secrets, or proprietary information and all other discoveries, inventions, software programs, processes, methods and improvements that are conceived, developed, or otherwise made by you , alone or with others, that relate in any way to the Company’s present or planned business or products (collectively the “Developments”), whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, shall be the sole property of the Company. You agree to disclose all Developments promptly, fully and in writing to the Company. You agree to keep and maintain adequate and current dated and witnessed written records of all such Developments, in the form of notes, sketches, drawings, or reports, which records shall be promptly submitted to the Company and shall be and remain the property of the Company at all times. You agree to assign, and hereby do assign, to, the Company all your right, title and interest throughout the world in and to all Developments. You agree that all Developments shall constitute “Works for Hire” (as such are defined under the U.S. Copyright Laws) and hereby assign to the Company all copyrights, patents and other proprietary rights you may have in any Developments without any obligation on the part of the Company to pay royalties or any other consideration to you for such Developments.

6.    Publication. All documents and other writings produced by you during the period of your employment, which relate to work you are doing or have done for the Company or to the business of the Company or its affiliates, shall belong to the Company. You will not publish outside of the Company any such writing without the prior written consent of the Board of Directors of the Company. You will, without further compensation, execute at any time (whether or not you are still employed by the Company) all documents requested of you relating to the protection of such rights, including the assignment of such rights to the Company.

7.    Litigation. You shall notify the Company within three business days if no longer employed and immediately if still employed by the Company if you are contacted by any person relating to any claim or litigation against the Company. You shall not communicate in any manner with any person related to any claim or litigation against the Company without the prior consent of the Board of Directors of the Company unless compelled to do so by law.

8.    Competition. For so long as you are employed by the Company or any Affiliate (as defined below) and for a period of one year after you cease to be employed by the Company or any Affiliate, you shall not, directly or indirectly, engage in any work or other activity--whether as owner, stockholder, partner, officer, consultant, or otherwise--involving a trademark, product, or process that, in the opinion of the Company’s Chief Executive Officer, is similar to a trademark, product or process on which you worked for the Company (or any Affiliate) or obtained knowledge about while working for the Company at any time during the period of employment, if such work or other activity is then, or reasonably expected to become, competitive with that of the Company (or any Affiliate). The restriction in the preceding sentence shall not apply if you have disclosed to the Company in writing all the known facts relating to such work or activity and have received a release in writing from the Board of Directors of the Company allowing you to engage in such work or activity. The Company’s Chief Executive Officer shall have sole discretion to determine whether your work or activity for another employer involves trademarks, products, or processes that are similar to trademarks, products, or processes that you worked on for the Company. Ownership by you of five percent (5%) or less of the outstanding shares of stock of any company either (i) listed on a national securities exchange, or (ii) having at least one hundred (100) stockholders shall not make you a “stockholder” within the meaning of that term as used in this paragraph. For one year after you cease to work for the Company, you will not engage in any work or activity that will cause you to inevitably disclose to anyone not employed by the Company (or an Affiliate) any trade secret or confidential information that belongs to the Company or one of its Affiliates. Nothing in this paragraph shall limit the rights or remedies of the Company arising, directly or indirectly, from such competitive employment, including, without limitation, claims based upon breach of fiduciary duty, misappropriation, or theft of confidential information. The term “Affiliate” shall mean the Company and any entity controlling, controlled by, or under common control with the Company.

9.    Conflicting Contracts. You represent and warrant that you are not now under any obligation resulting from any contract or arrangement, to any person, firm, or corporation, which is inconsistent or in conflict with this Agreement. Likewise you represent and warrant that you are not now under any obligation resulting from any contract or arrangement to any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your obligations to the Company.

10.    Solicitation. After you cease to be employed by the Company (or a Company affiliate):

(a)    You agree not to solicit, directly or indirectly, business related to the development or sales of pharmaceutical products from any entity, organization, or person which is contracted with the Company, which has been doing business with the Company or from which the Company was soliciting at the time of your termination, or a firm which you knew or had reason to know that the Company was going to solicit business at the time you ceased to be employed by the Company.  The restriction set forth in the preceding sentence shall not apply if you have disclosed to the Company in writing all the known facts relating to such solicitation and have received a release in writing from the Board of Directors of the Company to engage in such solicitation.

(b)    You agree not to solicit, recruit, hire, or assist in the hiring of any employee of the Company to work for you or another person, firm, corporation, or business.

11.    Return of Documents. Upon termination of your employment for any reason, you shall immediately return to the Company all documents and things belonging to the Company. This includes, but is not limited to, trade secrets, confidential information, knowledge, data or know-how, and software containing such information, whether or not the documents are marked “Confidential.”

12.    Remedies. You acknowledge that in the event of breach of this Agreement by you, actual damages to the Company will be impossible to calculate, the Company’s remedies at law will be inadequate, and the Company will suffer irreparable harm. Therefore, you agree that any of the covenants contained in this Agreement may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it. You further agree that should you fail to keep any of the promises made by you in this Agreement, or any way violate this Agreement, the Company shall be entitled to recover all monies the Company is required to spend, including attorneys’ fees, to enforce the provisions of this Agreement.

13.    Best Efforts and Conflicts of Interest: You are hired with the understanding that Cumberland is your sole employer and you will provide a full-time work effort. You agree to devote your entire professional and business-related time and best efforts t\o the services required of you by the express and implicit terms of this Agreement, to the reasonable satisfaction of Cumberland in its sole and complete discretion. Engaging in activities outside of work that create a conflict of interest, or detract from your ability to perform your assigned responsibilities or meet your defined goals and objectives with Cumberland, is a problem and may lead to disciplinary action up to and including termination of employment. If you believe that you are potentially involved in a situation that could create a conflict of interest and affect your ability to adequately perform your job with Cumberland, you should inform your direct supervisor and Cumberland’s Human Resources Department immediately.

14. Standards of Business Conduct and Ethics. Cumberland’s commitment to a culture of integrity, ethics and compliance with the law is comprised in this policy, which will be provided to you as part of the conditions of your employment. You will have the opportunity to read, discuss and understand this policy prior to accepting and signing its Letter of Agreement.

15.    Debarment. You represent and warrant that you have not been debarred and will notify the Company immediately if you are debarred, pursuant to subsection 306(a) or 306(b) of the Federal Food, Drug, and Cosmetic Act.

16.    Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to your residence or to the Company’s principal office in the case of the Company.

17    Waiver. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

18.    Entire Agreement. This Agreement contains the entire agreement of the parties and may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19.    Governance. This Agreement shall be governed by the laws of the State of Tennessee. Any dispute arising out of this Agreement shall be resolved, at the Company’s sole option, by courts sitting in Nashville, Tennessee, and you waive any objection to such venue.

20.    Enforceability. In the event that any provision of this Agreement shall be held by a court to be unenforceable, such provision will be enforced to the maximum extent permissible, and the remaining portions of this Agreement shall remain in full force and effect.

21.    Survival. Notwithstanding any termination of your employment, this Agreement shall survive and remain in effect in accordance with its terms.

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This letter agreement may be signed in one or more counterparts, each of which shall be an original and all of which will constitute one and the same instrument.

Sincerely yours,

CUMBERLAND PHARMACEUTICALS INC.

/s/ A.J. Kazimi
By: A.J. Kazimi
Chief Executive Officer

Accepted as to all terms and conditions
as of the 8th of March, 2017:

/s/ Martin E. Cearnal
Martin E. Cearnal